Exhibit I

News Release
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For Immediate Release

IPSCO Announces Cash Dividends

[Lisle, Illinois] [August 5, 2005] -- IPSCO Inc. (NYSE/TSX:IPS) today announced that the Board of Directors of the Company declared a cash dividend on its common shares of $0.14 (Canadian) per share payable September 30, 2005 to shareholders of record at the close of business on September 10, 2005.

For further information on IPSCO, please visit the company’s web site at www.ipsco.com.

Company Contact:

John Comrie, QC, Director of Trade Policy and Communications

Tel. 630-810-4730

Release #05-30

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